Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Greenland Technologies Holding Corporation

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-237321, File No. 333-256509, and File No. 333-258169) of our report dated March 31, 2022, relating to the audit of the consolidated balance sheets of Greenland Technologies Holding Corporation and its subsidiaries (collectively the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements), which appears in this Form 10-K filed by the Company with the U.S. Securities Exchange Commission on March 31, 2022.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

PCAOB ID: 1171

San Mateo, California

March 31, 2022